Exhibit 16.1

                         (Deloitte & Touche Letterhead)

April 17, 2002

Securities and Exchange Commission Mail Stop 11-3 450 5th Street N.W. Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Form 8-K of Cetalon Corporation dated April 16, 2002, and are in agreement with the statements contained therein except for the second, third and fourth sentences of the first paragraph as to which we have no basis to agree or disagree.

Yours truly,

/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP
Los Angeles, California